Exhibit 99.1

For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.WM.com
WMI #05-15
Waste Management Announces Second Quarter 2005 Earnings
Company Announces Plans to Divest Non-Strategic Operations and to Streamline Organization
HOUSTON — July 28, 2005 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its second quarter ended June 30, 2005. Revenues for the quarter were $3.29 billion as compared with $3.14 billion in the year ago period, an increase of 4.8%. Net income for the quarter was $527 million, or $0.92 per diluted share, compared with $216 million, or $0.37 per diluted share, in the prior year period.
The Company noted several items that impacted the current quarter’s results:
•	A net after-tax benefit of $311 million due to tax expense reductions from tax audit settlements, partially offset by higher tax expense resulting from a plan to repatriate accumulated earnings and capital from Canadian subsidiaries under the American Jobs Creation Act of 2004.

•	An after-tax charge of $24 million due to the previously announced impairment of the Pottstown landfill in Pennsylvania.

•	An after-tax gain of $21 million from the sales of operations in Alaska, North Carolina and Georgia.
Combined, these items improved second quarter 2005 after-tax earnings by $308 million, or $0.54 per diluted share. Without the impact of these items, net income for the quarter would have been $219 million, or $0.38 per diluted share.
For the six months ended June 30, 2005, Waste Management reported operating revenues of $6.33 billion, as compared with $6.03 billion for the comparable period last year. Net income was $677 million and diluted earnings per share was $1.18 for the six months ended June 30, 2005, as compared with $368 million and $0.63, respectively, for the same period in 2004. The 2004 results include the favorable impact of the cumulative effect of change in accounting principle of $8 million, or $0.01 per diluted share. The cumulative effect of change in accounting principle in 2004 was related to the final implementation of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities.

“We saw the continuation of a number of encouraging trends during the second quarter. Strong pricing was again a driver of our financial results, as our internal revenue growth on base business due to yield reached 2.1% for the second consecutive quarter. The revenue growth from yield was 3.1% if we include the $32 million obtained through our fuel surcharge program,” stated David P. Steiner, Chief Executive Officer of Waste Management. “We continued to make progress in our labor productivity, in our collection fleet maintenance programs and in our safety and risk management costs. As of July 1, we have also implemented a redesigned fuel surcharge program to capture the full impact that fuel prices have on our business. While our previous fuel surcharge program has historically recovered a large percentage of our increased direct fuel costs, it did not recoup the substantial indirect fuel-related cost increases paid to our subcontract haulers. We expect that our new fuel surcharge program will recover increases in subcontractor costs related to higher fuel prices.”
Plans for Divesting of Certain Operations and Restructuring
The Company also announced its plan to divest under-performing or non-strategic operations. To date, operations identified for divestiture represent over $400 million in annual revenue. These operations consist primarily of collection businesses and transfer stations. These businesses generated approximately $215 million in gross revenue and $11 million in operating income for the first six months of 2005.
Steiner continued, “Improving the quality of our assets has been one of my top priorities. We have been studying our under-performing business operations with the objective to either fix or sell them. Our extensive reviews have been based on a number of financial and operational criteria and on how operating units fit into our strategic business model. This step is consistent with our plans to increase our internalization rates and improve our operating margins. We will also be looking for opportunities to reinvest the divestiture proceeds to grow our business in areas with higher margins.”
The Company also unveiled plans to simplify its organizational structure in order to increase the accountability of its Market Areas, to streamline business decisions and to reduce costs at the Group and Corporate offices. The new organizational structure will place more emphasis on the day-to-day decision making that occurs at the Company’s Market Areas, which encompass major metropolitan or geographical regions across the country.
President and Chief Operating Officer Larry O’Donnell stated, “We have essentially eliminated the extra layer between our Corporate office and our field operations. We have also eliminated the Canadian Group office, which reduces the number of our operating groups from seven to six. This restructuring will make us a more nimble organization, bring us closer to our customers and enable us to move our best people into areas where they can directly impact day-to-day business decisions. The standard operating practices that have been implemented across the organization prepare us well for this change. We expect the streamlined structure will enhance our competitiveness and also contribute to the achievement of our financial goals.”
Steiner added, “Having the President and Chief Operating Officer position separate from the CEO role enables Larry to spend more time working directly with the Market Areas. This new structure gives corporate a more direct line of sight to the Market Areas, with the goal of providing the Market Areas the support they need to accomplish their business objectives.”

The reorganization will eliminate about 600 positions, and the Company anticipates taking a third quarter pre-tax restructuring charge to earnings in the range of $20 to $30 million. The reduction in workforce and other related cost savings, before the restructuring charge, are projected to create pre-tax cost savings estimated to be about $30 million during 2005 and $70 million annually beginning in 2006.
Key Highlights for the Quarter
•	Net cash provided by operating activities of $595 million, up 8.4% over the prior year quarter.

•	Free cash flow (a) of $314 million, an increase of 31.9% versus the second quarter of last year. For the six-month period, free cash flow was $734 million, a 33.7% increase as compared to the first six months of 2004 and is in line to achieve our full year goal of $1.1 to $1.2 billion.

•	Capital expenditures of $308 million, a decrease of 10.7% compared with the prior year quarter.

•	Internal revenue growth on base business of 3.3%, with 2.1% of that from average yield and 1.2% from volume. The yield component excludes 0.7% from the combined impact of higher revenues from fuel surcharges, slight increases in electricity rates at Independent Power Production facilities, and lower recycling commodity prices.

•	Acquisitions net of divestitures contributed 0.4% to higher revenues in the quarter, and foreign currency translation contributed an additional 0.4%.

•	Price increases averaging 4.1% on our commercial customer base and 3.2% on our total collection customer base.

•	$293 million returned to shareholders, consisting of $114 million in cash dividends and $179 million in common stock repurchases. This is on pace with our full year objective of $600 to $700 million in share repurchases.
Steiner continued “During the second quarter, we also maintained the momentum of our pricing initiatives as demonstrated by the results of our internal revenue growth from yield. We saw 1.2% volume growth in the quarter, two-thirds of which occurred in very low margin lines of business, which negatively impacted our overall margins.”
Steiner concluded “Our 2005 EPS guidance was predicated on maintaining solid volumes along with our price improvements. We are meeting our expectations with regard to price, but we did see a downturn in volumes in May, June and in the first three weeks of July. If we don’t see improvement in volumes, we will have to see accelerated results from our pricing, productivity and other cost initiatives if we are to meet our goals for the third quarter and the year. Given that, we believe that it is more likely that we will be at the lower end of the analysts’ current range rather than the mid-to-upper end of the range. It is not uncommon for a price leader to see volumes decrease over the short term, but we believe that our current pricing program is in the best long term interest of our company and our shareholders.”

(a) The Company included its free cash flow, which is a non-GAAP financial measure, herein because it uses that measure in the management of its business and because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisition program, its share repurchase program, its scheduled debt reduction and the payment of dividends. The Company defines free cash flow as:
·     Net cash provided by operating activities
·     Less, capital expenditures

·     Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets
For the purposes of the Company’s full year projection, cash costs of the restructuring are not included in full year projections.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies. The Company has reconciled its free cash flow as presented herein to cash flow from operations, which is the most comparable GAAP measure, in the accompanying schedules.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. eastern time, 9:00 a.m. central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “2Q2005 Earnings Report Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 7068485.” US/Canada Dial-In #: (877) 710-6139. Int’l/Local Dial-In #: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 11:00 a.m. CT July 28th through 5:00 p.m. CT on August 11th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 7068485.
Waste Management, Inc. is its industry’s leading provider of comprehensive waste management and environmental services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.
Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2005 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:
•	the effects competition may have on our profitability or cash flows, including the negative impact our price increases may have on volumes or the negative impact to our yield on base business resulting from price roll-backs and lower than average pricing to retain and attract customers;

•	our inability to maintain or expand margins as volumes increase if we are unable to control variable costs or our fixed cost base increases;

•	increases in employee-related costs and expenses, including health care and other employee benefits such as unemployment insurance and workers’ compensation, as well as the costs and expenses associated with attracting and retaining qualified personnel;

•	increases in expenses due to fuel price increases or fuel supply shortages;

•	the effect that fluctuating commodity prices may have on our operating revenues and expenses;

•	the general effects of a weak economy, including the resulting decreases in volumes of waste generated;

•	external factors beyond our control, such as higher interest rates and the possible inability of insurers to meet their obligations, both of which may cause increased expenses;

•	the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments;

•	the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations;

•	our ability to obtain and maintain permits needed to operate our facilities;

•	the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

•	possible charges against earnings as a result of shut-down operations, uncompleted development or expansion projects or other events;

•	the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	possible diversions of management’s attention and increases in operating expenses due to efforts by labor unions to organize our employees;

•	the outcome of litigation or threatened litigation;

•	the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

•	possible errors or problems upon implementation of new information technology systems; and

•	possible fluctuations in quarterly results of operations or adverse impacts on our results of operations as a result of the adoption of new accounting standards or interpretations.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
####

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2005	2004

Operating revenues	$3,289	$3,138

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	2,173	2,040
Selling, general and administrative	313	317
Depreciation and amortization	346	348
Asset impairments and unusual items	(6)	(9)

	2,826	2,696

Income from operations	463	442

Other income (expense):
Interest expense	(128)	(119)
Interest income	6	7
Equity in net losses of unconsolidated entities	(26)	(24)
Minority interest	(11)	(9)
Other, net	1	—

	(158)	(145)

Income before income taxes	305	297
Provision for (benefit from) income taxes	(222)	81

Net income	$527	$216

Basic earnings per common share	$0.93	$0.37

Diluted earnings per common share	$0.92	$0.37

Basic common shares outstanding	566.3	580.2

Diluted common shares outstanding	570.1	585.4

Cash dividends per common share	$0.20	$0.19

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2005	2004

EPS Calculation:

Diluted net income	$527	$216

Number of common shares outstanding at end of period	563.0	580.0
Effect of using weighted average common shares outstanding	3.3	0.2

Weighted average basic common shares outstanding	566.3	580.2
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	3.8	5.2

Weighted average diluted common shares outstanding	570.1	585.4

Basic earnings per common share	$0.93	$0.37

Diluted earnings per common share	$0.92	$0.37

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2005	2004

Operating revenues	$6,327	$6,034

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	4,217	3,960
Selling, general and administrative	643	633
Depreciation and amortization	667	673
Asset impairments and unusual items	(29)	(18)

	5,498	5,248

Income from operations	829	786

Other income (expense):
Interest expense	(244)	(232)
Interest income	12	10
Equity in net losses of unconsolidated entities	(52)	(43)
Minority interest	(21)	(16)
Other, net	1	(2)

	(304)	(283)

Income before income taxes and cumulative effect of change in accounting principle	525	503
Provision for (benefit from) income taxes	(152)	143

Income before cumulative effect of change in accounting principle	677	360
Cumulative effect of change in accounting principle, net of income tax expense of $5 in 2004	—	8

Net income	$677	$368

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$1.19	$0.62
Cumulative effect of change in accounting principle	—	0.01

Net income	$1.19	$0.63

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$1.18	$0.62
Cumulative effect of change in accounting principle	—	0.01

Net income	$1.18	$0.63

Basic common shares outstanding	567.6	578.8

Diluted common shares outstanding	571.3	584.1

Cash dividends per common share	$0.40	$0.38

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2005	2004

EPS Calculation:

Income before cumulative effect of change in accounting principle	$677	$360
Cumulative effect of change in accounting principle	—	8

Net income	$677	$368

Number of common shares outstanding at end of period	563.0	580.0
Effect of using weighted average common shares outstanding	4.6	(1.2)

Weighted average basic common shares outstanding	567.6	578.8
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	3.7	5.3

Weighted average diluted common shares	571.3	584.1

Basic earnings per common share:
Income before cumulative effect of change in accounting principle	$1.19	$0.62
Cumulative effect of change in accounting principle	—	0.01

Net income	$1.19	$0.63

Diluted earnings per common share:
Income before cumulative effect of change in accounting principle	$1.18	$0.62
Cumulative effect of change in accounting principle	—	0.01

Net income	$1.18	$0.63

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	June 30,	December 31,
	2005	2004
	(Unaudited)

Assets

Current assets:
Cash and cash equivalents	$481	$424
Receivables, net	1,922	1,949
Other	424	446

Total current assets	2,827	2,819

Property and equipment, net	11,309	11,476
Goodwill	5,351	5,301
Other intangible assets, net	151	152
Other assets	1,056	1,157

Total assets	$20,694	$20,905

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,538	$2,821
Current portion of long-term debt	215	384

Total current liabilities	2,753	3,205

Long-term debt, less current portion	8,216	8,182
Other liabilities	3,234	3,265

Total liabilities	14,203	14,652

Minority interest in subsidiaries and variable interest entities	294	282
Stockholders’ equity	6,197	5,971

Total liabilities and stockholders’ equity	$20,694	$20,905

Note: Prior year information has been reclassified to conform to 2005 presentation.

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2005	2004

Cash flows from operating activities:
Net income	$677	$368
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	(8)
Depreciation and amortization	667	673
Other	7	134
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(248)	(148)

Net cash provided by operating activities	1,103	1,019

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(91)	(98)
Capital expenditures	(493)	(526)
Purchases of short-term investments	(225)	(933)
Proceeds from sales of short-term investments	202	768
Net receipts from restricted funds, business divestitures, asset sales and other	314	244

Net cash used in investing activities	(293)	(545)

Cash flows from financing activities:
New borrowings	8	348
Debt repayments	(234)	(369)
Common stock repurchases	(278)	(108)
Cash dividends	(228)	(218)
Exercise of common stock options and warrants	51	120
Other, net	(73)	(71)

Net cash used in financing activities	(754)	(298)

Effect of exchange rate changes on cash and cash equivalents	1	(2)

Increase in cash and cash equivalents	57	174
Cash and cash equivalents at beginning of period	424	217

Cash and cash equivalents at end of period	$481	$391

Note: Prior year information has been reclassified to conform to 2005 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2005	2005	2004

Operating Revenues by Lines of Business

NASW:
Collection	$2,168	$2,057	$2,059
Landfill	791	676	773
Transfer	463	387	441
Wheelabrator	214	202	211
Recycling and other	301	287	271
Intercompany	(648)	(571)	(617)

Operating revenues	$3,289	$3,038	$3,138

Internal Growth of Operating Revenues from Comparable Prior Periods

Internal growth	4.0%	4.0%	4.6%
Less: Yield changes due to recycling commodities, electricity (IPP) and fuel surcharge	0.7%	0.9%	1.7%

Adjusted internal growth	3.3%	3.1%	2.9%

Acquisition Summary (a)

Gross annualized revenue acquired	$11	$97	$27

Total consideration	$10	$100	$25

Cash paid for acquisitions	$2	$85	$23

Recycling Segment Supplemental Data (b)

Operating revenues	$203	$196	$184

Operating expenses (exclusive of depreciation and amortization)	$173	$167	$154

	Quarters Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Free Cash Flow Analysis (c)

Net cash provided by operating activities	$595	$549	$1,103	$1,019
Capital expenditures	(308)	(345)	(493)	(526)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	27	34	124	56

Free cash flow	$314	$238	$734	$549

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(b)	Information provided is after the elimination of intercompany revenues and related expenses.

(c)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles. Our current free cash flow forecast confirms our expectations that full-year 2005 free cash flow will be in the range of $1.1 billion to $1.2 billion, based on estimated net cash provided by operating activities in the range of $2.25 billion to $2.35 billion, capital expenditures of between $1.25 billion and $1.35 billion, and proceeds from divestitures, net of cash divested and other sales of assets of $125 million to $150 million.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2005	2005	2004
Balance Sheet Data

Cash and cash equivalents (a)	$481	$441	$391

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,431	$8,386	$8,722
Total equity (a)	6,197	5,943	5,792

Total capital	$14,628	$14,329	$14,514

Debt-to-total capital (a)	57.6%	58.5%	60.1%

Capitalized interest (b)	$(1)	$3	$5

Other Operational Data

Internalization of waste, based on disposal costs	65.3%	65.1%	65.0%

Total landfill disposal volumes (tons in millions) (a)	32.3	28.0	31.5
Total waste-to-energy disposal volumes (tons in millions) (a)	2.0	1.9	2.0

Total disposal volumes (tons in millions)	34.3	29.9	33.5

Active landfills	286	285	290

Landfills reporting volume	265	264	268

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$102.3	$87.7	$104.8
Amortization expense related to SFAS No. 143 obligations	19.7	14.0	23.5

Total amortization expense	122.0	101.7	128.3
Accretion and other related expense	12.8	13.1	13.0

Landfill amortization, accretion and other related expense	$134.8	$114.8	$141.3

(a)	Prior period information has been reclassified to conform to 2005 presentation.

(b)	The quarter ended June 30, 2005 includes the reversal of $5 million of previously recorded capitalized interest associated with certain projects that did not qualify for interest capitalization.

(8)